(Letterhead of Branden T. Burningham)


August 28, 2002


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Ventures-National Incorporated, a Utah corporation (the "Registrant"), SEC File No. 2-98075-D, to be filed on or about August 30, 2002, covering the registration and issuance of 300,000 shares of common stock to eight individual consultants

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                    Sincerely yours,

                                    /s/ Branden T. Burningham

cc:    Ventures-National Incorporated